Exhibit 10.19

Pursuant to Item 601(a)(6) of Regulation S-K, certain personally identifiable information contained in this document, marked by brackets as [***], has been omitted.

[Offer Letter]

AEVA, INC.

September 2020

Saurabh Sinha

[***]

Dear Saurabh:

We are pleased to confirm our offer to have you join Aeva, Inc. (the “Company”) in the position of Chief Financial Officer, effective September 29, 2020. You will devote your full productive time to performing services to the Company.

Your initial annual salary will be $300,000, payable in accordance with the Company’s standard policies as in effect from time to time. Either management or the Board of Directors of the Company will review your compensation from time to time. All compensation paid to you shall be subject to applicable withholding.

In addition, upon acceptance of our offer, I will recommend that the Board of Directors of the Company grant you (a) an option to purchase an aggregate of 95,207 shares of Common Stock of the Company at a per share exercise price equal to the fair market value of such shares on the date of grant and (b) a second option to purchase an aggregate of 19,041 shares of Common Stock of the Company to be granted contingent upon and following the close of the Company’s next major financing transaction in which proceeds to the Company (net of all expenses) are at least $100 million. The options will be governed by the Company’s 2016 Stock Incentive Plan (the “Incentive Plan”) and stock option agreements to be entered into between the Company and you. The stock option agreements will provide, among other things, that, subject to your continued employment with the Company, your options shall vest over a four-year period (25% upon the one-year anniversary of the date that you become an employee of the Company and in 36 equal monthly installments thereafter); provided, however, that if your employment is terminated without Cause (as defined in the Incentive Plan) or you resign for Good Reason, in each case within twelve (12) months of a Corporate Transaction (as defined in the Incentive Plan), all unvested shares subject to your options shall automatically vest in full.

For purposes of this offer letter, “Good Reason” means any of the following events if (A) such event is affected without your consent, (B) you provide written notice to the Company that such event constitutes Good Reason within 10 days of the occurrence thereof, (C) you concurrently with such notice provides the Company with a period of thirty (30) days to cure such event, and (D) the Company fails to cure such event within such period and (E) you actually terminate your employment with the Company within ten (10) days following the failure of the Company to cure such event with the prescribed period: (a) a material reduction in your base salary; (b) a material change in your title; (c) a material reduction your level of responsibility or duties; or (d) a relocation of your principal place of employment by more than fifty (50) miles from your current primary residence as of the date of this offer letter.

In addition to your salary and stock option, you will be eligible for a performance-based cash bonus of up to $50,000, the exact amount of which shall be determined by the Board of Directors in its discretion, based on a review of your performance for the year ending December 31, 2021.

In addition to your salary and stock option, you will be entitled to the benefits of similarly situated employees as those policies are developed and amended by the Company.

This offer of employment is valid until the close of business on September 29, 2020. Please let us know of your decision to join the Company by signing a copy of this offer letter and returning it to us not later than September 29, 2020. Your offer is contingent upon (1) your signing of the enclosed Employee Proprietary Information and Invention Assignment Agreement, (2) your signing of the enclosed Employee Arbitration Agreement, and (3) your providing proof of your eligibility to work in the United States.

The Company is an “at-will” employer. That means that either you or the Company have the right to terminate the employment relationship at any time, with or without advance notice, and with or without Cause. Employees also may be demoted or disciplined and the terms of their employment may be altered at any time, with or without Cause, at the discretion of the Company. No one other than an officer of the Company has the authority to alter this arrangement, to enter into an agreement for employment for a specified period of time, or to make any agreement contrary to this policy, and any such agreement must be in writing and must be signed by an officer of the Company and by the affected employee.

Except upon the prior written consent of an authorized representative of the Company, you will not (i) accept any other employment, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be in conflict with, or that might place you in a conflicting position to that of, the Company.

You also must establish your identity and authorization to work as required by the Immigration Reform and Control Act of 1986 (IRCA). Enclosed is a copy of the Employment Verification Form (I-9), with instructions required by IRCA. Please review this document and bring the appropriate original documentation on your first day of work.

The Company has a firm policy against its employees using any trade secrets or other proprietary information of third parties in the course of performing their duties for the Company. During your employment with the Company, you may not disclose to the Company or use, or induce the Company to use, any trade secrets or other proprietary information of others, including your prior employers.

The Company is an organization that is building an outstanding reputation for exciting, innovative and quality technology. Credit for this goes to every one of our employees. We look forward to you accepting our offer and becoming part of the Company’s team.

Sincerely,

By:	/s/ Soroush Salehian Dardashti
Name:	Soroush Salehian Dardashti
Title:	Chief Executive Officer

ACCEPTED AND AGREED:

By:	/s/ Saurabh Sinha
Name:	Saurabh Sinha
Title:	Chief Financial Officer
Date:	September 29, 2020